EXHIBIT 91

                              On December 22, 2005
                                     Between
                                 OLIMPIA S.p.A.
                                  (the Pledgor)
                                       and
                                INTERBANCA S.P.A.
                                        e
                     BANCA ANTONIANA POPOLARE VENETA S.P.A.
                           (the Guaranteed Creditors)
                                       and
                                INTERBANCA S.P.A.
                                (the Depository)


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                    DEED OF PLEDGE FOR DEMATERIALIZED SHARES

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                                TABLE OF CONTENTS


Article                                                                    Page

1.       INTERPRETATION.....................................................2
3.       GUARANTEED OBLIGATIONS.............................................6
4.       PERFECTING OF THE PLEDGE...........................................6
5.       VOTING RIGHTS AND RELATED RIGHTS...................................7
6.       RIGHTS RELATING TO THE WARRANTS AND
           THE CONVERTIBLE BONDS............................................7
7.       ENFORCEMENT OF THE PLEDGE..........................................8
8.       DECLARATIONS AND GUARANTEES.......................................10
9.       UNDERTAKINGS OF THE PLEDGOR.......................................11
10.      EXTINCTION AND CANCELLATION OF THE PLEDGE.........................11
11.      INDEMNITY, TAXES, COSTS AND EXPENSES..............................12
12.      COMMUNICATIONS....................................................12
13.      VARIOUS REGULATIONS...............................................14
14.      APPLICABLE LAW AND JURISIDCTION...................................16
APPENDIX 1 Financing Contract..............................................18


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THIS DEED OF PLEDGE is signed in Basle on December 22, 2005 between:

OLIMPIA S.p.A., an Italian company with legal address in Viale Sarca, 222, Milan, Tax Code and registration number at the Milan Business Register 03232190961, company capital 4,630,233,510.00 Euro, fully paid up (the "Pledgor");

INTERBANCA S.P.A. with legal address in Corso Venezia, 56, Milan, company capital 180,899,106.00 Euro, Tax Code and registration number at the Milan Business Register 00776620155, registered in the Bank Register and belonging to the BANCA ANTONIANA - POPOLARE VENETA Bank Group registered in the Bank Group Register no. 5040 (the "Lead Bank" and the "Depository");

BANCA ANTONIANA POPOLARE VENETA S.P.A., with legal address and general management in Piazzetta Turati, 2, Padova, sharecapital 864,790,938.00 Euro, registered in the Padova Business Register, Tax Code and VAT number 02691680280, registered in the Bank Register and belonging to the Banca Antoniana Popolare Veneta Bank Group registered in the Bank Group Register no. 5040 ("Banca Antonveneta" and, together with the Lead Bank, the "Guaranteed Creditors");

RECITALS:

(1) with financing contract (the "Financing Contract") signed on the same date by the Lead Bank, Banca Antonveneta and the Pledgor, the Lead Bank and Banca Antonveneta have undertaken to grant the Pledgor financing for a total of 260,000,000 Euro (the "Financing") as per the terms specified in the Financing Contract enclosed here in Appendix 1;

(2) the Pledgor owns 118,909,030 ordinary shares in the Company (as defined below) with a nominal value of 0.55 Euro each (the "Shares");

(3) the Shares are part of the centralized management dematerialization system, in accordance with article 28 and following of Italian Legislative Decree of June 24, 1998, no. 213, as amended and expanded from time to time (the "Euro Decree");

(4) the Depository, as Depository and intermediary authorized in accordance with Italian Legislative Decree of February 24, 1998, no. 58, as integrated and modified accordingly (the "TUF"), is Depository for a special account in the name of the Pledgor, used, inter alia, to register the setting up of constraints on the Shares owned by the Pledgor in accordance with article 34 of the Euro Decree;

(5) as condition for the provision of the Financing, the Lead Bank and Banca Antonveneta have asked that the Pledgor pledges the shares in favor of the Lead Bank and Banca Antonveneta;

(6) the Depository will carry out all the formalities required of it to perfect the Pledge (as defined below) set up in accordance with this Deed.

GIVEN THE ABOVE, the parties hereby agree the following:


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1.   INTERPRETATION

     The Recitals and the Appendices are an integral and substantial part of this Deed. When required by the context, the terms defined in the singular will have the same meaning as the meaning in the plural, and vice versa.

     The terms defined in the Financing Contract have the same meaning when used within this Deed, unless otherwise specified in this Deed.

1.1  Definitions

          Within this Deed:

          "Financial Assets" indicates the Equivalent of the Cash and the other centered management financial instruments indicated, in the Financing Contract, in the definition of Guarantees.

          "Shares" has the meaning specified above in Recital 2.

          "Banca Antonveneta" indicates Banca Antoniana Popolare Veneta S.P.A. and all of its particular or universal transferees or assignees.

          "Lead Bank" indicates Interbanca S.P.A. and all of its particular or universal transferees or assignees.

          "Cause of Execution" (in alternative "Enforcement" piu corretto) indicates the occurrence of any one of the Events of Default (as defined in the Financing Contract), as communicated by the Lead Bank in accordance with art. 19.16 of the Financing Contract, which have not been resolved within the terms specified therein.

          "Assignment" indicates the Assignment of the Financing Contract and this Deed in accordance with Article 25.2 (Assignment by the Financing Banks) of the Financing Contract.

          "Constrained Cash Account" indicates the current account set up by the Pledgor at the Depository.

          "Security Account" indicates the security account set up by the Pledgor at the Depository.

          "Financing Contract" has the meaning specified above in Recital 1.

          "Guaranteed Creditors" indicates the Lead Bank and Banca Antonveneta.

          "Decree 170" indicates Italian Legislative Decree no. 170 dated May 21, 2004.

          "Euro Decree" has the meaning specified above in Recital 3.

          "Consob Decision" indicates the Consob decision no. 11768 dated December 23, 1998, as integrated and modified accordingly.

          "Depository" indicates Interbanca S.P.A.

          "Related Rights" indicates:

     (a)  any Dividend;


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     (b)  any option right for the Shares or the Related Securities;

     (c) any share or other security or rights attributed to the Pledgor in exchange for any Related Security; and

     (d) any other proceed deriving from the items listed in letters (a), (b) and (c) above in this paragraph.

          "Dividends" indicates:

     (a) every dividend and advance on the dividends paid on the Shares and company shareholdings which are part of the assets pledged in accordance with this Deed after the date of this Deed;

     (b) every other distribution (in money or in kind), profit-sharing or other amount paid in relation to the Shares (including, by way of example, every amount paid following the distribution of reserves);

     (c) every dividend, distribution or other amount paid on the Related Securities.

          "Financing" has the meaning specified above in Recital 1.

          "Bankruptcy Law" indicates Italian Royal Decree no. 267 dated March 16, 1942, as integrated and modified accordingly.

          "Coverage Level" has the meaning attributed to the term VTL in the Financing Contract.

          "Guaranteed Obligations" indicates:

     (a) all the monetary obligations, current and future, of the Pledgor as per the Financing and, therefore, those relating to the implementation of the obligations for the payment of the capital, interest, default interest, costs and expenses, commissions, taxes or other tax obligations, any amount due as repayment or advance repayment of a part of or the entire amount of the Financing on a date other than the date set in the contract and all the other costs, expenses, taxes or other tax obligations due in the event of enforcement as per this Deed or the exercising by the Lead Bank of the solutions envisaged by the Financing Contract;

     (b) all the monetary obligations of the Pledgor deriving from the invalidity or inefficacy of the obligations specified in paragraph (a) above such as, merely by way of example, the obligations specified in article 2033 or article 2041 of the Italian Civil Code;

     (c) all the monetary obligations of the Pledgor in the event of revocation or inefficacy in accordance with article 65 or article 67 of the Bankruptcy Law (or any other similar standard as per the applicable law) of any payment made by the Pledgor to comply with the obligations specified in paragraph (a); as well as

     (d) all the monetary obligations of the Pledgor in accordance with this Deed.


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          "Subject of the Pledge" indicates, collectively, on the date of the signing of this Deed, the Shares, the Related Securities and the Related Rights, and, subsequently, the Financial Assets, to which the Pledge may be extended to add to the financial guarantee set up in accordance with this Deed.

          "Pledge" indicates the pledge on the Subject of the Pledge created with this Deed, on the Signing Date, and, subsequently, as extended and integrated as envisaged in this Deed.

          "Guaranteed Period" indicates the period which starts from the date of this deed and ends with the full compliance of the Guaranteed Obligations, notwithstanding the fact that, if the Pledgor who, in the meantime, has made payments to comply with the Guaranteed Obligations, has been declared bankrupt or subject to any type of settlement proceedings which leads to the application of art. 65 or art. 67 of the Bankruptcy Law, this term will be extended until the expiry term for the revocatory action.

          "Issuer Regulations" indicates Consob decision no. 11971 dated May 28, 1999, as integrated and modified accordingly.

          "Company" indicates TELECOM ITALIA S.p.A., an Italian company with legal address in Piazza Affari, 2, Milan, Tax Code and registration number at the Milan Business Register 00488410010, company capital 10,667,763,202.80 Euro, fully paid up.

          "TUF" has the meaning specified above in Recital 4.

          "Related Securities" indicates every share or other security, right or proceed attributed at any time to the Pledgor in exchange for Shares (including, by way of example, following a merger, de-merger or transformation of the Company).

2.   GUARANTEE

2.1  Pledge

     2.1.1 The Pledgor hereby irrevocably sets up the Subject of the Pledge as a first degree pledge in favor of the Guaranteed Creditors.

     2.1.2 This Pledge will be extended to the Related Securities without the need for any formalities.

     2.1.3 If there is a merger whose result is one of the cases indicated in
          Article 7.3(a)(1) and 7.3(a)(3) of the Financing Contract, the parties will meet to define the methods to be used for the continuation of the relationship as per the Financing Contract and if no agreement is reached within 30 days, the Financing must be repaid.

2.2  Integration of the guarantee with further Financial Assets

          If one of the cases specified in Article 7.4 (Mandatory Prepayment for VTL requirements) and art. 7.8 (Optional Additional Collateral) of the Financing Contract should occur, as established therein, the Pledgor may (i) integrate the Pledge in favor of the Guaranteed Creditors with the further Financial Assets which will be indicated accordingly by the Pledgor, also in accordance with article 2 of Decree 170, in order to guarantee the Coverage Level envisaged accordingly in the Financing Contract or, in the first case, (ii) repay the Financing.


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2.3  Formalities relating to the perfecting of the Pledge on the future Shares and on the further Financial Assets

        Whenever:

     (a)  the Company issues new shares following free capital increases; or

     (b) the Pledgor must or intends to pledge further Financial Assets as per the Financing Contract, the Pledgor itself in relation:

2.3.1 to both the newly-issued shares and the further Financial Assets (collectively, the "New Financial Instruments"), must then:

     (a) allow the Depository to carry out all the formalities required for the perfecting of the Pledge on the New Financial Instruments and, in particular, register, and the Depository undertakes to register, by pledging them, the New Financial Instruments in the Security Account held in accordance with article 34 of the Euro Decree, in accordance with article 45 of the Consob Decision, informing the Company of this immediately as per article 87 of the TUF; and

     (b) make sure that the Company, when it receives the communication specified above in paragraph (a):

          (1) notes the setting up of the Pledge on the New Financial Instruments in the Shareholders' Book and in the other appropriate Company books; and

          (2) within 20 (twenty) Working Days, delivers to the Lead Bank a copy of the pages of the Shareholders' Book and the other appropriate Company books proving this noting.

2.3.2 The payment of the cash into the Constrained Cash Account must be registered with the financial guarantee set up for the Cash Equivalents in accordance with Article 2 of Decree 170.

2.4  Pledge Regulations

          The regulations of this Deed will apply to all the Pledges created as per this Article 2.


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3.   GUARANTEED OBLIGATIONS

          The Subject of the Pledge is set up as a first degree pledge in favor of the Guaranteed Creditors to guarantee the Guaranteed Obligations.

4.   PERFECTING OF THE PLEDGE

          The Pledgor must:

     (a) allow the Depository to carry out all the formalities required for the perfecting of the Pledge and, in particular, register, and the Depository undertakes to record, by pledging them, the Shares in the Security Account held in accordance with article 34 of the Euro Decree, in accordance with article 45 of the Consob Decision, informing the Company of this immediately as per article 87 of the TUF; and

          make sure that the Company:

     (b) when it receives the communication specified above in paragraph (a), registers the setting up of the Pledge in the Company Shareholders' Book; and

     (c) within 20 (twenty) Working Days of the receipt of the communication specified above in paragraph (a), sends the Lead Bank a copy of the pages of the Company Shareholders' Book proving this noting.

          The Depository, in accordance with the specifications in the Euro Decree, will issue, at the request of those who have voting rights, as specified below in Article 5, the certifications required to exercise the rights relating to the Shares.

5.   VOTING RIGHTS AND RELATED RIGHTS

5.1  Voting rights

     5.1.1 Until one of the Causes of Execution occurs, the voting rights and the administrative rights relating to the Shares, both within the Ordinary Shareholders' Meetings and in the Extraordinary Shareholders' Meetings of the Company, will remain with the Pledgor.

     5.1.2 If one of the Causes of Execution occurs, the voting rights, both within the Ordinary Shareholders' Meetings and in the Extraordinary Shareholders' Meetings of the Company called afterwards, may be exercised by the Guaranteed Creditors regardless of any exceptions, oppositions or disputes, including judicial ones, which may be raised by third parties (other than the Monitoring Authorities) relating to the actual occurrence of a Cause of Execution.

5.2  Related Rights

     5.2.1 In relation to the entire period covered until one of the Causes of Execution occurs, the Pledgor has the right to receive the Dividends.


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     5.2.2 Following the occurrence of a Cause of Execution, the right to receive the Dividends belongs to the Guaranteed Creditors, who will use these to comply with the Guaranteed Obligations.

6.   RIGHTS RELATING TO THE WARRANTS AND THE CONVERTIBLE BONDS

6.1  Pledge on Warrants and Convertible Bonds

          If the Pledge is extended, as per Articles 2.3 and 2.4 above, to further Financial Assets represented by warrants or convertible bonds of the Company (the "Warrants" and the "Convertible Bonds"), the regulations specified below in Article 6.2 will apply.

6.2 Special regulations for the rights relating to the Warrants and the Convertible Bonds

     (a) Despite the Pledge set up on the Warrants and the Convertible Bonds, the parties hereby agree that the Pledgor will keep the incontestable right to exercise the Warrants and to convert the Convertible Bonds.

     (b) The Pledgor may ask the Lead Bank, also more than once, to exercise the Warrants and/or convert the Convertible Bonds, in the name of and on behalf of the Pledgor itself, by sending the Lead Bank a communication at least 3 (three) Working Days before the day on which that right must be exercised and, with regard to the Warrants, also after payment within the same terms of the sum required to subscribe the shares of the Company deriving from the exercising of the Warrants.

     (c) It is hereby understood that the shares of the Company which are subscribed following the exercising of the Warrants and/or the conversion of the Convertible Bonds must be deposited in the Security Account and are hereby considered to be irrevocably pledged in favor of the Guaranteed Creditors to guarantee the Guaranteed Obligations.

     (d) The Pledgor must allow the Depository to carry out, and the Depository undertakes to carry out, all the formalities required to perfect the pledge in accordance with Article 4 (Perfecting the Pledge) on the shares deriving from both the exercising of the Warrants and the conversion of the Convertible Bonds.

     (e) The Pledgor hereby grants the Lead Bank every power of representation required to carry out what is envisaged by this Article in relation to the exercising of the Warrants and the conversion of the Convertible Bonds in the name of and on behalf of the Pledgor.

7.   ENFORCEMENT OF THE PLEDGE

7.1 When one of the Causes of Execution occurs, the Lead Bank (in the name of the Guaranteed Creditors) will send the Pledgor a written communication containing a call to comply with the Guaranteed Obligations no later than the 15th day after receipt of this by the Pledgor, with the express warning that, if this is not done, the Subject of the Pledge will be enforced.


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7.2  When the term specified above expires and the Pledgor has not complied with the Guaranteed Obligations, the Lead Bank (on behalf of the Guaranteed Creditors) will have the right, as per Decree 170, also if settlement, restoration or winding up proceedings are started up, alternatively, to:

     7.2.1 sell the Subject of the Pledge, retaining the amount paid to satisfy and in the interests of the Guaranteed Creditors, up to the value of the Guaranteed Obligations. The Subject of the Pledge may be sold in full or in part and also in more than one installment, with or without auction, but always only through primary intermediaries authorized by either a judicial official or the Lead Bank itself; or to

     7.2.2 repossess, in the name of and on behalf of the Guaranteed Creditors, in full or in part, the Subject of the Pledge, up to the value of the Guaranteed Obligations; and

     7.2.3 with reference to the amount deposited in the Constrained Cash Account, use the cash to comply with the Guaranteed Obligations.

Establishing the value of the Subject of the Pledge and the Guaranteed
Obligations

7.3  The Parties hereby reciprocally acknowledge that:

     7.3.1 to establish the value of the Shares and the New Financial Instruments which are the subject of the Pledge, reference will be made to the market value of these calculated on the basis of the corresponding official price in the regulated market in which the Shares and the New Financial Instruments are handled the day before the sale or the appropriation of these is communicated to the market as per Law or reference will be made to the bank account statement relating to the Constrained Cash Account; and

     7.3.2 to establish the value of the Guaranteed Obligations, reference will be made to the bank account statements, records and, in general, the accounting books of the Lead Bank, except in cases in which there have been material errors.

Use of the proceeds coming from the enforcement of the Subject of the Pledge

7.4 All proceeds coming from the total or partial enforcement of the Subject of the Pledge must be used to comply with the claims of the Guaranteed Creditors as follows:

     7.4.1 firstly, and with equal priority, for the payment of the costs and expenses (including, by way of example, lawyer fees, legal expenses, taxes and duties) incurred by the Lead Bank and by the other Guaranteed Creditors with regard to:

          (a)  the custody and administration of the Subject of the Pledge;

          (b)  the enforcement of the Subject of the Pledge;

          (c) the exercising or enforcement of any right of the Guaranteed Creditors as per this Deed;


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     7.4.2 secondly, to comply with the Guaranteed Obligations as per the regulations in the Financing Contract.

7.5 The Lead Bank will inform the Pledgor immediately in writing or, if required, the authorities involved in the restoration or winding up procedure, about the methods used for the enforcement of the Subject of the Pledge and the amount collected and will then return any amounts which exceed this to the Pledgor.

7.6 The Pledgor hereby undertakes to cooperate with the Guaranteed Creditors who have acted or act in good faith and legitimately exercising their rights.

8.   DECLARATIONS AND GUARANTEES

8.1  Declarations and Guarantees of the Pledgor

          Notwithstanding the declarations and guarantees in the Financing Contract, the Pledgor hereby declares and guarantees the follows to the Guaranteed Creditors:

     (a) the Pledgor is the only legitimate owner of the Shares. With the exception of the Pledge, the Shares are free of all constraints, responsibilities, guarantee rights, privileges or any other such legal or contractual constraint in favor of third parties, with the exception of the constraints deriving directly and exclusively from Law;

     (b) the Shares have been validly issued, subscribed and fully released as per current legal regulations and standards;

     (c)  the Pledgor has full rights and powers for signing this Deed;

     (d) the Pledge covered by this Deed, following the carrying out of the formalities specified in Article 4, will be a first degree pledge on the Shares in order to guarantee the Guaranteed Obligations, valid and effective for the Pledgor, the Company and the third parties;

     (e) the creation and the perfecting of the Pledge are part of the company purpose of the Pledgor and the Pledgor has obtained all the authorizations (company or other type authorizations) required for the setting up of the Pledge;

     (f) as far as it knows, there are no contestations or proceedings, already pending, of any kind, which could call into question or compromise the ability of the Pledgor to conclude this Deed;

     (g) the signing and the implementation by the Pledgor of this Deed, as far as it knows, does not breach nor create any breach of third party rights, agreements or obligations taken on by the Pledgor and applicable to and binding for the Pledgor.


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9.   UNDERTAKINGS OF THE PLEDGOR

          Notwithstanding the specifications below in Article 10(b), until the expiry of the Guaranteed Period, the Pledgor hereby undertakes:

     (a) not to take action (including, merely by way of example, in exercising the voting rights or administrative rights relating to the Shares) aimed at compromising the validity, efficacy and enforceability of the Pledge or the rights of the Lead Bank and the Guaranteed Creditors relating to the Pledge and to the Subject of the Pledge;

     (b) to inform the Lead Bank immediately about any claim made by third parties within judicial proceedings in relation to the Subject of the Pledge which might have a significant prejudicial effect on the validity, efficacy and feasibility of the Pledge or on the rights of the Lead Bank and the Guaranteed Creditors;

     (c) to execute and deliver all the documents in good time and to take all the action required in order to:

          (i)  perfect the Pledge on the Subject of the Pledge;

          (ii) comply with the formalities envisaged as per Article 4 above.

10.  EXTINCTION AND CANCELLATION OF THE PLEDGE

     10.1.1 Notwithstanding the specifications below in paragraph (b), at the time of the expiry of the Guaranteed Period, the Pledge will no longer be effective, all the Related Rights with the Shares will return to the Pledgor and, at the request and the expense of the Pledgor, the Guaranteed Creditors will sign a deed of consent for the cancellation of the Pledge indicating a certain date, for these purposes providing the Company and the Depository with instructions so that the appropriate notes are added to the Security Account and to the Shareholders' Book.


     10.1.2 After the full compliance with the Guaranteed Obligations, at the written request of the Pledgor for the release of the Pledge, the Guaranteed Creditors will provide their consent for the full release of the Pledge and the noting of the cancellation of the Pledge even before the expiry of the Guaranteed Period providing the Depository with instructions, for these purposes, provided the Pledgor has sent the Lead Bank, in a form and with content which are considered to be satisfactory by the Lead Bank itself, the following:

                    (i) the last annual certified balance sheet and the last
               half-yearly report, if envisaged, of the Company, in which there is no fact or circumstance which must lead to the conclusion, in good faith, that the Pledgor is in a state of insolvency;

                    (ii) a declaration issued by the legal representative of the
               Pledgor, in which it is declares that the Pledgor, as of the date of the full compliance with the Guaranteed Obligations and at the time of the issuing of the declaration itself to the Lead Bank: was not and is not in any of the situations specified by articles 2446 and 2447 of the Italian Civil Code.


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11.  INDEMNITY, TAXES, COSTS AND EXPENSES

11.1 Taxes and expenses

          The Notary expenses, the costs and the registration duties or other Taxes due in the event of use, provided they are documented in written form, will be borne exclusively by the Pledgor.

11.2 Indemnity

          The Pledgor will reimburse to the Lead Bank and to the Guaranteed Creditors and to the Depository every Tax and duty, cost, expense and fee (including the legal and Notary fees duly documented which do not exceed the agreed limit) specified in Article 11.1, as well as those incurred by the Lead Bank and the Guaranteed Creditors in relation to the setting up of the Pledge.

          The Pledgor must repay these expenses and fees to the Lead Bank and to the Guaranteed Creditors within 15 (fifteen) Working Days of the receipt of the corresponding request and written documentation from the Lead Bank.

12.  COMMUNICATIONS

12.1 Form of the communications

          Unless otherwise specified in this Deed or in accordance with Law, all the communications relating to this Deed must be in the form and follow the methods specified in article 28 (Communications) of the Financing Contract.

12.2 Addresses

          Notwithstanding the indications in Article 12.3, all the communications relating to this Deed must be sent to the following addresses:

     12.2.1 if addressed to the Guaranteed Creditors and to the Lead Bank:

                  Interbanca S.p.A. - Milan headquarters
                  Address:  Corso Venezia, 56
                            20123 - Milan
                  Fax:      + 39 02 76014913
                  E-mail:   carla.saporiti@interbanca.it/alessandra.parise@
                                                         interbanca.it
                  For the attention of: Carla Saporiti/Alessandra Parise

     12.2.2 if addressed to the Pledgor:

                  Olimpia S.p.A.
                  Address:  Viale Sarca, 222, Milan
                  Fax:      +39 02 6442 3480
                  E-mail:   elena.fratini@pirelli.com
                  For the attention of: Dott.ssa Elena Fratini

     12.2.3 if addressed to the Company:

                  Telecom Italia S.p.A.
                  Address:  Piazza Affari, 2, Milan
                  Tel.:     +39 02 6442 3480
                  Fax:      elena.fratini@pirelli.com
                  For the attention of: Dott.ssa Elena Fratini


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     12.2.4 if addressed to the Depository:

                Interbanca S.p.A. - Milan headquarters
                Address:  Corso Venezia, 56
                          20123 - Milan
                Fax:      + 39 02 76014913
                E-mail:   carla.saporiti@interbanca.it/alessandra.parise@
                                                             interbanca.it

                For the attention of:     Carla Saporiti/Alessandra Parise

               If one of the parties has indicated a given department or manager as the recipient for the communications, any communication sent without indicating this department or manager will be considered to be ineffective.

               Notwithstanding the indications in Article 12.3, each party may inform the other parties, in the form of a registered letter with notification of receipt, of a different address (which must be in Italy) for sending the communications required for the purposes of this Deed, 5 (five) Working Days after the receipt of this registered letter with notification of receipt.

12.3 Selection of domicile

               For the purposes of the communications relating to the procedures covered by this Deed, the Pledgor hereby irrevocably selects its domicile at its own company headquarters in Viale Sarca, 222 Milan.

13.  VARIOUS REGULATIONS

13.1 Modifications and waiving of rights

               Any modifications to the regulations for this Deed or waiving of rights created by this Deed will only have effect if approved in writing by the Pledgor and the Lead Bank and the Guaranteed Creditors.

13.2 Further guarantee rights

               The guarantee right created with this Deed is added to and does not alter the further guarantee rights to which the Guaranteed Creditors have rights or gain rights with reference to the Guaranteed Obligations.

13.3 Assignments and novations

     (a) This Deed will be binding for the Pledgor, its successors, transferees and assignees in the event of Assignment and the parties hereby expressly agree, in accordance with article 1232 of the Italian Civil Code, to continue the Pledge in the event of a Assignment.

     (b)  At the time of the Assignment, the Pledgor must, in good time:


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     13.3.1 allow the Depository to update the information in the Security
          Account in accordance with article 45 of the Consob Decision, promptly informing the Company in accordance with article 87 of the TUF;

     13.3.2 make sure that the Company notes the Assignment in its own Shareholders' Book within 10 (ten) Working Days of the carrying out of the formalities specified above in point (i); and

     13.3.3 make sure that the Lead Bank is sent a copy of the pages of the Shareholders' Book proving this noting within 20 (twenty) Working Days of the carrying out of the formalities specified above in point (ii).

     13.3.4 Any expenses for Taxes, duties, costs, withholdings and suchlike including, merely by way of example, which is by no means exhaustive, the registration expenses due in the event of use following Assignment, will be borne as specified in the Financing Contract.

13.4 Cumulative action

          The rights, action and solutions envisaged by this Deed in favor of the Lead Bank and the Guaranteed Creditors are added to and do not exclude the further rights, action and solutions which the Lead Bank and the Guaranteed Creditors have rights to (including those envisaged by the Financing Contract), also as per Law.

13.5 Communications to the Company

          The Pledgor hereby undertakes to make sure that, within 20 (twenty) Working Days of the signing of this Deed, the Company is informed about the setting up of the Pledge and the regulations contained in this Deed.

13.6 Limiting of Responsibility

          The Parties hereby reciprocally exonerate each other with regard to every responsibility deriving from the effects of legitimate acts for exercising their respective rights deriving from this Deed which have been or are carried out in good faith.

13.7 Partial invalidity

          If, at any time, one or more of the regulations in this Deed are or become invalid or ineffective or cannot be applied, this does not alter the validity, efficacy and the possibility of applying the other regulations in this Deed.

14.  APPLICABLE LAW AND JURISDICTION

14.1 Applicable Law

          This Deed is regulated by Italian Law.


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14.2 Jurisdiction

          Any dispute relating to the interpretation, conclusion, implementation or termination of this Deed or in any case relating to it will be dealt with exclusively by Milan Law Court, notwithstanding the right of the Guaranteed Creditors to take legal action against the Pledgor before any other competent legal authority.


Basle, December 22, 2005.





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                                   SIGNATORIES



Olimpia S.p.A.

______________________________________



Interbanca S.p.A.

______________________________________



Banca Antoniana Popolare Veneta S.p.A.

______________________________________



Interbanca S.p.A.

______________________________________






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                                   APPENDIX 1
                               FINANCING CONTRACT